Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces First Quarter Results of Operations.

Naperville, IL, May 4, 2007. Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced results for the first quarter of 2007 as summarized below:

CHICAGO RIVET & MACHINE CO.

Summary of Consolidated Results of Operations

For the Three Months Ended March 31

	2007	2006

Net sales and lease revenue	$ 9,947,576	$ 10,940,951
Income before income taxes	460,272	586,284
Net income	310,272	389,284
Net income per share	.32	.40
Average shares outstanding	966,132	966,132

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(All figures subject to year-end audit)

Contact:

Kimberly A. Kirhofer

Chicago Rivet & Machine Co.

(630) 357-8500